FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
         Frank H. Sanfilippo
         11901 Olive Boulevard
         St. Louis, Missouri 63141

2. Date of event Requiring Statement (Month/Day/Year) September 27, 1999

3. IRS or Social Security Number of Reporting Person (Voluntary)
         N/A

4. Issuer Name and Ticker or Trading Symbol
         First Preferred Capital Trust
         FBNKO

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     ___ Director                                 ___ 10% Owner
      X  Officer (give title below)               ___ Other (specify below)
     ---
         Executive Vice President/Chief Financial Officer

6. If Amendment, Date of Original (Month/Day/Year)
         N/A

7. Individual or Joint/Group
         X  Form filed by One Reporting Person


             Table I - Non-Derivative Securities Beneficially Owned
             ------------------------------------------------------

1. Title of Security
         N/A

2. Amount of Securities Beneficially Owned
         NONE

3. Ownership Form: Direct (D) or Indirect (I)
         N/A

4. Nature of Indirect Beneficial Ownership
         N/A


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               Table II - Derivative Securities Beneficially Owned
               ---------------------------------------------------


1. Title of Derivative Security
         N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)
         N/A

3. Title and Amount of Securities Underlying Derivative
     Security
         NONE

4. Conversion or Exercise Price of Derivative Security
         N/A

5. Ownership Form of Derivative Security: Direct (D) or
         N/A

6. Nature of Indirect Beneficial Ownership
         N/A

   Explanation of Responses:
         N/A


/s/ Frank H. Sanfilippo
-----------------------------
Signature of Reporting Person

October 5, 1999
-----------------------------
Date